Exhibit 99.1

Frank’s International N.V.
10260 Westheimer Rd, Suite 700
Houston, Texas 77042

PRESS RELEASE	FOR IMMEDIATE RELEASE

FRANK’S INTERNATIONAL N.V. ANNOUNCES SECOND QUARTER 2020 RESULTS

August 4, 2020 - Houston, Texas - Frank’s International N.V. (NYSE: FI) (the “Company” or “Frank’s”) today reported financial and operational results for the three and six months ended June 30, 2020.

Second Quarter 2020 Financial Highlights

•Second quarter net loss of $34.2 million improved over prior period resulting from market-related impairments taken in the first quarter of 2020.
•Second quarter revenue of $86.1 million and Adjusted EBITDA of ($1.7) million reflecting decremental margin of 24% driven by cost reductions.
•Second quarter cash flows from operating activities of $26.4 million and free cash flow of $16.1 million both showing a significant improvement from the prior quarter.
•Actions both completed and in progress expanding previously announced cost reduction initiatives, projecting an approximate 25% year over year reduction in costs.

“The second quarter reflects the sudden and historic downturn in our industry created by the Covid-19 pandemic and highly volatile and lower oil prices. During the quarter, we saw some of our highest producing geographies experience reductions in rig activity of greater than 80% resulting in a significant revenue decline. We communicated our aggressive cost cutting measures last quarter, and I am very pleased that Frank’s management and our entire employee base has executed various cost reduction plans expeditiously, the results of which are reflected in our reported results. While we cannot control the operational plans of our customers and the resulting short term revenue swings we experience, we can and have controlled our costs during the quarter, holding decremental margins to less than 25%. This was made possible through the effective management of a wide range of cost control measures that we accelerated and intensified over the past quarter. Cost containment and efficiency is not a periodic exercise but something we are practicing on a daily basis at Frank’s. The entire Frank’s team remains focused on exploring opportunities to work more efficiently in the future and reset our cost base,” said Michael Kearney, the Company’s Chairman, President and Chief Executive Officer.

“We are also focused on maintaining a strong balance sheet and cash position. Our progress in this area is reflected by the resurgence in our cash balance from year end levels and strong free cash flow during the quarter.”

Mr. Kearney continued, “Our customers and their respective drilling programs continue to show impacts from Covid-19 shutdowns due to logistics issues, as well as delays in the start-up of new drilling programs. We are seeing signs of stabilization, with some rigs recommencing work in the third quarter and others planned to begin programs during the fourth quarter. As we navigate the Covid-19 pandemic, protecting the health and safety of our employees, customers and communities remains of the utmost importance, with our cross-functional Covid-19 task force overseeing ongoing, localized risk assessment and modified work protocols.

“Frank’s continues to generate value for our customers by offering technological solutions that safely reduce the time to drill, case and complete wells. Our multi-product line solutions add value in the most extreme applications, most recently with a joint Cementing and TRS operation on behalf of a major operator in the Gulf of Mexico. Following intensive pre-job technical analysis, the ultra-heavy landing string installation utilized multiple Frank’s load bearing technologies. The combined solutions facilitated a safe and efficient operation, while achieving a customer hook load record, adding to the Frank’s history of record hook load achievements.

“Frank’s also recently introduced the Caseless Insertable™ Float System, a new cementing technology suitable for a float collar, landing collar and guide or float shoe assembly. This versatile, patented solution offers a modular design and threadless interface that can be configured to a wide range of operational requirements, eliminating specialized premium connections, manufacturing lead time and the costs associated with transporting and storing excess inventory. It has performed successfully in both offshore and onshore applications, most recently on behalf of a major operator in the U.S. onshore market.

“In summary, we have aggressively responded to recent market shocks and continued to place our strongest focus on delivering exemplary service to our customers. Our employees have demonstrated their commitment to excellence and this organization, and we are poised to weather these conditions and position ourselves well for an eventual recovery,” concluded Mr. Kearney.

Segment Results

Tubular Running Services

Tubular Running Services revenue was $62.3 million for the second quarter of 2020, compared to $89.5 million in the first quarter of 2020, and $106.6 million for the second quarter of 2019. The decrease in sequential revenue, which is down 30% from the first quarter and 42% from the prior year quarter, was primarily driven by activity disruptions brought about from Covid-19 and customer spending cuts in response to falling oil prices, with the largest impacts felt in the U.S. onshore and offshore markets. In Africa, personnel logistics issues and reduced activity levels, also as a consequence of Covid-19, further contributed to the decline.

Segment adjusted EBITDA for the second quarter of 2020 was $4.1 million, or 7% of revenue, compared to $13.3 million, or 15% of revenue, for the first quarter of 2020 and $25.4 million, or 24% of revenue, for the second quarter of 2019. The adjusted EBITDA deterioration is related to the revenue declines experienced due to current market conditions, especially in U.S. onshore and offshore markets as well as in Africa.

Tubulars

Tubulars revenue for the second quarter of 2020 was $8.7 million, compared to $12.5 million for the first quarter of 2020, and $22.3 million for the second quarter of 2019. The sequential decrease was the result of lower demand for the Company’s tubular products in light of reduced drilling program activity.

Segment adjusted EBITDA for the second quarter of 2020 was $0.7 million, or 8% of revenue, compared to $1.4 million, or 11% of revenue, for the first quarter of 2020 and $3.9 million, or 18% of revenue for the second quarter of 2019. The sequential decrease was driven by lower revenue levels.

Cementing Equipment

Cementing Equipment revenue was $15.0 million in the second quarter of 2020, compared to $21.5 million in the first quarter of 2020 and $26.7 million for the second quarter of 2019. The sequential decline was driven by significantly reduced customer activity in the U.S. onshore and offshore market. The year-over-year decline is primarily related to the decline in the U.S. onshore market which began during the second half of 2019.

Segment adjusted EBITDA for the second quarter of 2020 was $0.9 million, or 6% of revenue, compared to $2.5 million, or 12% of revenue, for the first quarter of 2020 and $3.0 million, or 11% of revenue, for the second quarter of 2019. Lower adjusted EBITDA was driven by revenue declines brought about by market contractions in North and South America.

Profit Improvement Actions Update

As an update to the progress made in reducing the cost base of the Company, Frank’s now anticipates realizing reductions to its cost structure of at least 25% year over year including both operational and support costs. The cost reductions achieved specific to Company support costs are now estimated to yield savings in excess of $50 million in 2020. Compensation cost estimates are expected to be reduced by 30% year over year. The Company intends to continue pursuing additional efficiencies in the coming quarters that are expected to result in further savings.

Other Financial Information

Cash expenditures related to property, plant and equipment and intangibles were $10.3 million for the second quarter of 2020, with the significant majority of this spend related to in-flight capital projects approved and initiated during 2019. The Company estimates total capital expenditures for the full year 2020 to range between $25.0 million and $30.0 million.

As of June 30, 2020, the Company’s consolidated cash and cash equivalents were $192.9 million compared to $170.9 million as of the prior quarter, an improvement of $22 million. The Company had no outstanding debt as of June 30, 2020 nor as of the prior quarter. Total liquidity at June 30, 2020 was $218 million, including cash and cash equivalents, and $25 million available under the Company’s Credit Facility. For the second quarter of 2020, the Company generated operating cash flow of $26.4 million and free cash flow of $16.1 million. This was produced from both improved customer collections in the quarter and benefits of cost reductions.

Income tax expense for the quarter was $9.0 million compared to an income tax benefit in the first quarter of $15.6 million largely attributable to credits resulting from governmental and regulatory support programs.

The financial measures provided that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”) are defined and reconciled to their most directly comparable GAAP measures. Please see “Use of Non-GAAP Financial Measures” and the reconciliations to the nearest comparable GAAP measures.

Conference Call

The Company will host a conference call to discuss second quarter 2020 results on Tuesday, August 4, 2020 at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Participants may join the conference call by dialing (800) 708-4540 or (847) 619-6397. The conference call ID number is 49849977. To listen via live webcast, please visit the Investor Relations section of the Company's website, www.franksinternational.com. A presentation will also be posted on the Company’s website prior to the conference call.

An audio replay of the conference call will be available in the Investor Relations section of the Company’s website approximately two hours after the conclusion of the call and remain available for a period of approximately 90 days.

About Frank’s International

Frank’s International N.V. is a global oil services company that provides a broad and comprehensive range of highly engineered tubular running services, tubular fabrication, and specialty well construction and well intervention solutions with a focus on complex and technically demanding wells. Founded in 1938, Frank’s has approximately 2,700 employees and provides services to leading exploration and production companies in both onshore and offshore environments in approximately 50 countries on six continents. The Company’s common stock is traded on the NYSE under the symbol “FI.” Additional information is available on the Company’s website, www.franksinternational.com.

Contact:

Melissa Cougle
Melissa.Cougle@franksintl.com
281-966-7300

FRANK’S INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019
Revenue:
Services	$74,583	$105,083	$127,091	$179,666	$242,497
Products	11,518	18,409	28,563	29,927	57,565
Total revenue	86,101	123,492	155,654	209,593	300,062

Operating expenses:
Cost of revenue, exclusive of depreciation and amortization
Services	61,051	79,380	85,785	140,431	169,024
Products	8,286	13,988	23,475	22,274	43,603
General and administrative expenses	22,286	26,683	34,026	48,969	69,437
Depreciation and amortization	17,252	19,718	23,913	36,970	49,155
Goodwill impairment	—	57,146	—	57,146	—
Severance and other charges, net	5,162	20,725	815	25,887	1,270
(Gain) loss on disposal of assets	(650)	60	154	(590)	381
Operating loss	(27,286)	(94,208)	(12,514)	(121,494)	(32,808)

Other income (expense):
Tax receivable agreement (“TRA”) related adjustments	—	—	220	—	220
Other income, net	156	2,026	669	2,182	1,198
Interest income, net	178	533	426	711	1,194
Foreign currency gain (loss)	1,693	(9,892)	(661)	(8,199)	(178)
Total other income (expense)	2,027	(7,333)	654	(5,306)	2,434

Loss before income taxes	(25,259)	(101,541)	(11,860)	(126,800)	(30,374)
Income tax expense (benefit)	8,986	(15,563)	3,300	(6,577)	13,073
Net loss	$(34,245)	$(85,978)	$(15,160)	$(120,223)	$(43,447)

Loss per common share:
Basic and diluted	$(0.15)	$(0.38)	$(0.07)	$(0.53)	$(0.19)

Weighted average common shares outstanding:
Basic and diluted	225,853	225,505	225,052	225,855	224,854

FRANK’S INTERNATIONAL N.V.
SELECTED OPERATING SEGMENT DATA
(In thousands)
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019
Revenue
Tubular Running Services	$62,327	$89,497	$106,615	$151,824	$204,694
Tubulars	8,741	12,542	22,334	21,283	40,991
Cementing Equipment	15,033	21,453	26,705	36,486	54,377
Total	$86,101	$123,492	$155,654	$209,593	$300,062

Segment Adjusted EBITDA:
Tubular Running Services	$4,049	$13,305	$25,400	$17,354	$43,135
Tubulars	681	1,396	3,934	2,077	8,046
Cementing Equipment	886	2,544	3,029	3,430	6,823
Corporate	(7,308)	(10,186)	(15,200)	(17,494)	(31,183)
Total	$(1,692)	$7,059	$17,163	$5,367	$26,821

FRANK’S INTERNATIONAL N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$192,921	$195,383
Restricted cash	1,358	1,357
Accounts receivables, net	137,068	166,694
Inventories, net	79,857	78,829
Assets held for sale	8,732	13,795
Other current assets	8,943	10,360
Total current assets	428,879	466,418

Property, plant and equipment, net	297,794	328,432
Goodwill	42,785	99,932
Intangible assets, net	9,643	16,971
Deferred tax assets, net	15,774	16,590
Operating lease right-of-use assets	29,594	32,585
Other assets	29,513	33,237
Total assets	$853,982	$994,165

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	$104,022	$120,321
Current portion of operating lease liabilities	7,854	7,925
Deferred revenue	425	657
Total current liabilities	112,301	128,903

Deferred tax liabilities	1,503	2,923
Non-current operating lease liabilities	22,803	24,969
Other non-current liabilities	23,711	27,076
Total liabilities	160,318	183,871

Stockholders’ equity:
Common stock	2,860	2,846
Additional paid-in capital	1,082,008	1,075,809
Accumulated deficit	(341,349)	(220,805)
Accumulated other comprehensive loss	(30,013)	(30,298)
Treasury stock	(19,842)	(17,258)
Total stockholders’ equity	693,664	810,294
Total liabilities and equity	$853,982	$994,165

FRANK’S INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2020	2019
Cash flows from operating activities
Net loss	$(120,223)	$(43,447)
Adjustments to reconcile net loss to cash from operating activities
Depreciation and amortization	36,970	49,155
Equity-based compensation expense	5,661	5,591
Goodwill impairment	57,146	—
Loss on asset impairments and retirements	20,532	—
Amortization of deferred financing costs	194	177
Deferred tax provision (benefit)	(1,690)	3,702
Provision for bad debts	1,750	85
(Gain) loss on disposal of assets	(590)	381
Changes in fair value of investments	813	(1,879)
Unrealized (gain) loss on derivative instruments	—	204
Other	(380)	(373)
Changes in operating assets and liabilities
Accounts receivable	24,465	(14,334)
Inventories	(4,539)	(2,323)
Other current assets	2,272	2,063
Other assets	390	111
Accounts payable and accrued liabilities	(15,187)	(17,118)
Deferred revenue	(226)	22
Other non-current liabilities	(3,212)	594
Net cash provided by (used in) operating activities	4,146	(17,389)
Cash flows from investing activities
Purchases of property, plant and equipment and intangibles	(20,259)	(17,240)
Proceeds from sale of assets	6,565	260
Purchase of investments	—	(20,185)
Proceeds from sale of investments	2,832	31,739
Other	(256)	—
Net cash used in investing activities	(11,118)	(5,426)
Cash flows from financing activities
Repayments of borrowings	—	(3,492)
Treasury shares withheld for taxes	(1,086)	(1,542)
Treasury share repurchase	(1,498)	—
Proceeds from the issuance of ESPP shares	552	692
Deferred financing costs	—	(184)
Net cash used in financing activities	(2,032)	(4,526)
Effect of exchange rate changes on cash	6,543	(416)
Net decrease in cash, cash equivalents and restricted cash	(2,461)	(27,757)
Cash, cash equivalents and restricted cash at beginning of period	196,740	186,212
Cash, cash equivalents and restricted cash at end of period	$194,279	$158,455

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the Company’s future business strategy and prospects for growth, cash flows and liquidity, financial strategy, budget, projections and operating results, the amount, nature and timing of capital expenditures, the availability and terms of capital, the level of activity in the oil and gas industry, volatility of oil and gas prices, unique risks associated with offshore operations, political, economic and regulatory uncertainties in international operations, the ability to develop new technologies and products, the ability to protect intellectual property rights, the ability to employ and retain skilled and qualified workers, the level of competition in the Company’s industry, global or national health concerns, including health epidemics, including Covid-19, the continuation of a swift and material decline in global crude oil demand and crude oil prices for an uncertain period of time, the length of time it will take for the United States and the rest of the world to slow the spread of the Covid-19 virus to the point where applicable authorities are comfortable easing current restrictions on various commercial and economic activities, future actions of foreign oil producers such as Saudi Arabia and Russia and the risk that they take actions that will prolong or exacerbate the current over-supply of crude oil, the timing, pace and extent of an economic recovery in the United States and elsewhere, the impact of current and future laws, rulings, governmental regulations, accounting standards and statements, and related interpretations, and other guidance. These statements are based on certain assumptions made by the Company based on management’s experience, expectations and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Forward-looking statements are not guarantees of performance.

Although the Company believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all) or will prove to have been correct. Moreover, such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include the factors discussed or referenced in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC and the additional factors discussed or referenced in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 that will be filed with the SEC. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law, and we caution you not to rely on them unduly.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-GAAP financial measures of adjusted net loss, adjusted net loss per diluted share, free cash flow, adjusted EBITDA and adjusted EBITDA margin, which may be used periodically by management when discussing the Company’s financial results with investors and analysts. The accompanying schedules of this press release provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. Adjusted net loss, adjusted net loss per diluted share, free cash flow, adjusted EBITDA and adjusted EBITDA margin are presented because management believes these metrics provide additional information relative to the performance of the Company’s business. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of the Company from period to period and to compare it with the performance of other publicly traded companies within the industry. You should not consider adjusted net loss, adjusted net loss per diluted share, free cash flow, adjusted EBITDA and adjusted EBITDA margin in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Because adjusted net loss, adjusted net loss per diluted share, free cash flow, adjusted EBITDA and adjusted EBITDA margin may be defined differently by other companies in the Company’s industry, the Company’s presentation of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The Company defines adjusted net loss as net loss before goodwill impairment and severance and other charges, net, net of tax. The Company defines adjusted net loss per share as net loss before goodwill impairment and severance and other charges, net, net of tax, divided by diluted weighted average common shares. The Company defines free cash flow as net cash provided by (used in) operating activities less purchases of property, plant and equipment and intangibles. The Company defines adjusted EBITDA as net income (loss) before interest income, net, depreciation and amortization, income tax benefit or expense, asset impairments, gain or loss on disposal of assets, foreign currency gain or loss, equity-based compensation, the effects of the tax receivable agreement, unrealized and realized gains or losses and other non-cash adjustments and other charges or credits. The Company uses adjusted EBITDA to assess its financial performance because it allows the Company to compare its operating performance on a consistent basis across periods by removing the effects of its capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization), income tax, foreign currency exchange rates and other charges and credits. The Company defines adjusted EBITDA margin as adjusted EBITDA divided by total revenue.

Please see the accompanying financial tables for a reconciliation of these non-GAAP measures to their most directly comparable GAAP measures.

FRANK’S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN RECONCILIATION

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019

Revenue	$86,101	$123,492	$155,654	$209,593	$300,062

Net loss	$(34,245)	$(85,978)	$(15,160)	$(120,223)	$(43,447)
Goodwill impairment	—	57,146	—	57,146	—
Severance and other charges, net	5,162	20,725	815	25,887	1,270
Interest income, net	(178)	(533)	(426)	(711)	(1,194)
Depreciation and amortization	17,252	19,718	23,913	36,970	49,155
Income tax expense (benefit)	8,986	(15,563)	3,300	(6,577)	13,073
(Gain) loss on disposal of assets	(650)	60	154	(590)	381
Foreign currency (gain) loss	(1,693)	9,892	661	8,199	178
TRA related adjustments	—	—	(220)	—	(220)
Charges and credits (1)	3,674	1,592	4,126	5,266	7,625
Adjusted EBITDA	$(1,692)	$7,059	$17,163	$5,367	$26,821
Adjusted EBITDA margin	(2.0)%	5.7%	11.0%	2.6%	8.9%

(1) Comprised of Equity-based compensation expense (for the three months ended June 30, 2020, March 31, 2020 and June 30, 2019: $3,515, $2,146 and $3,017, respectively, and for the six months ended June 30, 2020 and 2019: $5,661 and $5,591, respectively), Unrealized and realized (gains) losses (for the three months ended June 30, 2020, March 31, 2020 and June 30, 2019: $111, $(1,704) and $(383), respectively, and for the six months ended June 30, 2020 and 2019: $(1,593) and $(691), respectively) and Investigation-related matters (for the three months ended June 30, 2020, March 31, 2020 and June 30, 2019: $48, $1,150 and $1,492, respectively, and for the six months ended June 30, 2020 and 2019: $1,198 and $2,725, respectively).

FRANK’S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

SEGMENT ADJUSTED EBITDA RECONCILIATION

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019
Segment Adjusted EBITDA:
Tubular Running Services	$4,049	$13,305	$25,400	$17,354	$43,135
Tubulars	681	1,396	3,934	2,077	8,046
Cementing Equipment	886	2,544	3,029	3,430	6,823
Corporate	(7,308)	(10,186)	(15,200)	(17,494)	(31,183)
	(1,692)	7,059	17,163	5,367	26,821
Goodwill impairment	—	(57,146)	—	(57,146)	—
Severance and other charges, net	(5,162)	(20,725)	(815)	(25,887)	(1,270)
Interest income, net	178	533	426	711	1,194
Depreciation and amortization	(17,252)	(19,718)	(23,913)	(36,970)	(49,155)
Income tax (expense) benefit	(8,986)	15,563	(3,300)	6,577	(13,073)
Gain (loss) on disposal of assets	650	(60)	(154)	590	(381)
Foreign currency gain (loss)	1,693	(9,892)	(661)	(8,199)	(178)
TRA related adjustments	—	—	220	—	220
Charges and credits (1)	(3,674)	(1,592)	(4,126)	(5,266)	(7,625)
Net loss	$(34,245)	$(85,978)	$(15,160)	$(120,223)	$(43,447)

(1) Comprised of Equity-based compensation expense (for the three months ended June 30, 2020, March 31, 2020 and June 30, 2019: $3,515, $2,146 and $3,017, respectively, and for the six months ended June 30, 2020 and 2019: $5,661 and $5,591, respectively), Unrealized and realized gains (losses) (for the three months ended June 30, 2020, March 31, 2020 and June 30, 2019: $(111), $1,704 and $383, respectively, and for the six months ended June 30, 2020 and 2019: $1,593 and $691, respectively) and Investigation-related matters (for the three months ended June 30, 2020, March 31, 2020 and June 30, 2019: $48, $1,150 and $1,492, respectively, and for the six months ended June 30, 2020 and 2019: $1,198 and $2,725, respectively).

FRANK’S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands)
(Unaudited)

FREE CASH FLOW RECONCILIATION

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019

Net cash provided by (used in) operating activities	$26,398	$(22,252)	$12,381	$4,146	$(17,389)
Less: purchases of property, plant and equipment and intangibles	10,291	9,968	9,095	20,259	17,240
Free cash flow	$16,107	$(32,220)	$3,286	$(16,113)	$(34,629)

FRANK’S INTERNATIONAL N.V.
NON-GAAP FINANCIAL MEASURES AND RECONCILIATION
(In thousands, except per share amounts)
(Unaudited)

RECONCILIATION OF ADJUSTED NET LOSS AND ADJUSTED NET LOSS PER DILUTED SHARE

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019

Net loss	$(34,245)	$(85,978)	$(15,160)	$(120,223)	$(43,447)
Goodwill impairment (net of tax)	—	55,740	—	55,740	—
Severance and other charges, net (net of tax)	4,937	20,355	613	25,292	1,067
Net loss excluding certain items	$(29,308)	$(9,883)	$(14,547)	$(39,191)	$(42,380)

Loss per diluted share	$(0.15)	$(0.38)	$(0.07)	$(0.53)	$(0.19)
Goodwill impairment (net of tax)	—	0.25	—	0.25	—
Severance and other charges, net (net of tax)	0.02	0.09	—	0.11	—
Loss per diluted share excluding certain items	$(0.13)	$(0.04)	$(0.07)	$(0.17)	$(0.19)